Robert Mondavi Reports Results for Second Quarter of Fiscal 2004

OAKVILLE, CA -- 01/29/2004 -- The Robert Mondavi Corporation (NASDAQ: MOND) today announced results for its second quarter of fiscal 2004.

The company reported net income of $9.4 million, or $0.57 per diluted share, for the quarter ended December 31, 2003, compared to net income of $9.7 million, or $0.59 per diluted share, a year ago. Included in the quarter's result is an after-tax asset impairment charge of $3.9 million, or $0.23 per diluted share, related to the anticipated sale of the Caliterra brand and assets to Vina Errazuriz, the company's joint venture partner in Chile. Included in last year's quarterly results is an after-tax asset impairment charge of $2.0 million, or $0.12 per diluted share, related to the sale of a vineyard. Net revenues for the quarter increased 4 percent from the same period last year to $147.3 million, reflecting a 3 percent increase in shipment volume and positive mix from strong sales of Robert Mondavi Winery, Robert Mondavi Private Selection and new brands.

"Excluding the asset impairment charges in each year, we saw a 12.7 percent improvement in earnings per share, and reasonable top line growth. The retail marketplace remains very competitive as many producers continue to work through excess supply," said Gregory M. Evans, President and CEO. "Now, more than ever, we remain committed to investing in our core businesses, delivering new products to market and actively reducing costs."

Evans added, "As these marketplace conditions persist into the second half of our fiscal year, our earnings guidance remains unchanged, except for the Caliterra charge taken during the quarter."

The company expects second half earnings to be skewed towards the fourth quarter. Third quarter earnings per share are expected to be in the range of $0.01 to $0.05. This includes $0.07 per share in incremental operating expenses for compensation for the company's new non-executive Chairman of the Board, restricted stock units to be granted in the quarter, and outside services related to Sarbanes-Oxley section 404 compliance. Of the $0.07 per share, $0.04 per share will be non-recurring expenses.

Robert Mondavi Corporation produces and markets fine wines under the following labels: Robert Mondavi Winery, Robert Mondavi Private Selection, La Famiglia di Robert Mondavi, Woodbridge Winery, Byron Vineyards & Winery, Io, Arrowood Vineyards & Winery and Grand Archer by Arrowood. The company also produces Opus One, in partnership with the Baroness Philippine de Rothschild of Chateau Mouton Rothschild of Bordeaux, France; Luce, Lucente, Danzante and the wines of Tenuta dell'Ornellaia, in partnership with the Marchesi de' Frescobaldi of Tuscany, Italy; and Sena and Arboleda, in partnership with the Eduardo Chadwick family of Vina Errazuriz in Chile. Kirralaa, the first Australian wines produced by Robert Mondavi in partnership with Southcorp and Rosemount's Oatley family, were introduced in February 2003. In addition to the partnership wines, Robert Mondavi Imports represents the wines of Marchesi de' Frescobaldi, Attems, Vina Errazuriz and Vina Caliterra in the United States.

On April 22, 2004, Robert Mondavi will release its third quarter fiscal 2004 earnings, followed by a conference call at 7:30 a.m. PT. A live listen-only web cast and a copy of the prepared remarks of the conference call will be available at www.robertmondavi.com under "Investor Relations."

                             ROBERT MONDAVI
                          FINANCIAL HIGHLIGHTS
                  (In thousands, except per share data)

                         Three Months Ended       Six Months Ended
                            December 31,             December 31,
                         -----------------        ------------------
                         2003         2002         2003         2002
                         ----         ----         ----         ----
Cases sold              3,136        3,031        5,266        5,120
Net revenues        $ 147,341    $ 141,094    $ 251,278    $ 239,700
Cost of goods sold     87,802       81,759      149,726      139,716
Gross profit           59,539       59,335      101,552       99,984
Gross profit %           40.4%        42.1%        40.4%        41.7%
Operating expenses     35,904       36,716       64,634       66,622
Special charges             -        3,110            -        3,110
Operating income       23,635       19,509       36,918       30,252
Other (income)
 expense:
  Interest              5,660        5,534       11,200       10,826
  Equity loss
   (income) from
   joint ventures       3,549       (1,074)      (4,457)      (8,395)
  Other                  (427)        (408)        (187)        (424)
Income before
 income taxes          14,853       15,457       30,362       28,245
Income tax provision    5,421        5,718       11,082       10,450
Net income              9,432        9,739       19,280       17,795
Weighted average
 number of shares
 outstanding -
 Diluted               16,513       16,383       16,447       16,372
Earnings per share -
 Diluted            $    0.57    $    0.59    $    1.17    $    1.09

Net cash flows from
 Operating
 Activities         $  15,605    $  11,976    $  30,951    $  27,625

                    At 12/31/03  At 6/30/03
                    -----------  -----------
   Current assets   $ 545,015    $ 502,630
   Total assets       995,694      961,177
   Current
    liabilities       107,020       71,983
   Total
    liabilities       521,087      510,183
   Shareholders'
    equity            474,607      450,994
   Working
    capital           437,995      430,647
   Total debt         384,910      412,726

Forward-looking Statements

This announcement and other information provided from time to time by the company contain historical information as well as forward-looking statements about the company, the premium wine industry and general business and economic conditions. Such forward-looking statements include, for example, projections or predictions about the company's future growth, consumer demand for its wines, including new brands and brand extensions, margin trends, anticipated future investment in vineyards and other capital projects, the premium wine grape market and the premium wine industry generally. Actual results may differ materially from the company's present expectations. Among other things, a soft economy, a downturn in the travel and entertainment sector, risk associated with continued worldwide conflicts, reduced consumer spending, or changes in consumer preferences could reduce demand for the company's wines. Similarly, increased competition or changes in tourism to our California properties could affect the company's volume and revenue growth outlook. The supply and price of grapes, the company's most important raw material, is beyond the company's control. A shortage of grapes might constrict the supply of wine available for sale and cause higher grape costs that put more pressure on gross profit margins. A surplus of grapes might allow for greater sales and lower grape costs, but it might also result in more competition and pressure on selling prices or marketing spending. Interest rates and other business and economic conditions could increase significantly the cost and risks of projected capital spending, which in turn could impact profit margins. For additional cautionary statements identifying important factors that could cause actual results to differ materially from such forward-looking information, please refer to Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations," in the company's Annual Report on Form 10-K for the fiscal year ended June 30, 2003, on file with the Securities and Exchange Commission. For these and other reasons, no forward-looking statement by the company can nor should be taken as a guarantee of what will happen in the future.

Contacts:
Robert Philipps
VP, Treasury & Investor Relations
(707) 251-4850

Sandra Timpson
Director, Public Relations
(707) 968-2017